FAIRPOINTE CAPITAL LLC

                                 CODE OF ETHICS

                                      2012

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I. INTRODUCTION

Fairpointe Capital LLC takes the position that strict adherence to applicable federal and state securities laws is in the best interests of our clients and prospective clients ("Clients"), our employees, the securities industry and the investing public. This Code of Ethics (THE "Code") sets out standards for business conduct premised on fundamental principles of openness, integrity, honesty and trust, as well as our fiduciary duties. Its intent is to convey to employees the value Fairpointe Capital LLC places on ethical conduct, and to challenge employees to live up to the letter of the law and standards of the organization.

These Policies and Procedures are written standards designed to deter and detect wrongdoing, and require Fairpointe Capital LLC, including each of its directors, officers or employees and any other Supervised Person:

         o To comply with applicable federal and state securities laws, rules and regulations.

         o To act with utmost good faith, consistent with our fiduciary duties, ethical and professional standards, and in the best interest of Clients by avoiding conflicts of interest, by full disclosure of actual or perceived material conflicts of interest to Clients, and by putting Clients' interests ahead of the interests of Fairpointe Capital LLC and its officers, directors, and employees.

         o Full, fair, accurate, and timely disclosures in reports and documents that Fairpointe Capital LLC files with or submits to the SEC and in other public communications.

         o Accountability for adherence to Fairpointe Capital LLC's policies and procedures, and the reporting of any violations of this Code of Ethics promptly to the Chief Compliance Officer.


No Fairpointe Capital LLC officer, director or employee shall, either directly or indirectly:

         o Purchase, sell or engage in a transaction, either personally or on behalf of others including clients (such as private accounts or mutual funds managed by Fairpointe Capital LLC), involving any asset on the basis of (i.e., while aware) Material Non-Public Information; or

         o Communicate Material Non-Public Information to any employee or other person except to, or with the prior consent of, the Chief Compliance Officer ("Compliance Officer").

These Policies apply to every Fairpointe Capital LLC officer, director and/or employee and extends to activities both within and outside their duties at Fairpointe Capital LLC.

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Every officer, director and employee must read, become familiar with, acknowledge receipt of and retain a copy of these Policies.

These Policies are only general guidelines to be followed by Fairpointe Capital LLC's officers, directors, and employees and do not include all laws, rules, regulations and orders that govern the business activities of Fairpointe Capital LLC, and cannot address every possible conflict of interest. If any officer, director or employee has any questions not addressed in these Policies, or believes application of a policy or procedure would be inappropriate in particular circumstances, he/she must seek the guidance of the Compliance Officer.

II. PROCEDURES APPLICABLE TO INDIVIDUAL OFFICERS, DIRECTORS, AND/OR EMPLOYEES

        A. DEFINITIONS


These Policies set forth guidelines regarding the duty of each employee, officer, and director of Fairpointe Capital LLC to avoid professional or personal investment transactions that may constitute a prohibited activity, and to comply with Fairpointe Capital LLC's Code of Ethics. For purposes of these Policies, the following definitions shall apply:

"SUPERVISED PERSON"

The term "Supervised Person" as used herein shall mean:

         o Any officer or director (or other person occupying a similar status or performing similar functions) or employee of Fairpointe Capital LLC.

         o Any person who provides investment advice on behalf of, and is subject to the supervision and control of Fairpointe Capital LLC.


"BENEFICIAL INTEREST"

The term "Beneficial Interest" as used herein shall be determined generally in the same manner as beneficial ownership would be determined be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"). This means persons should generally consider themselves to have a "Beneficial Interest" in any Security in which they have a direct or indirect financial interest. In addition, persons should consider themselves to have a "Beneficial Interest" in any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power over that Security.

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Although the following list is not exhaustive, under the Exchange Act and this
Code, a person generally would be regarded to be the "Beneficial Owner" of the following Securities:

         1.       Securities held in the person's own name;

         2. Securities held with another in joint tenancy, community property, or other joint ownership;

         3. Securities held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

         4. Securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in- law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and also includes a registered domestic partner);

         5. Securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of the Securities;

         6. Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

         7. Securities held by a trust for which the person serves as a trustee (other than an administrative trustee with no investment discretion);

         8. Securities held by a general partnership or limited partnership in which the person is a general partner;

         9. Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

         10. Securities in a portfolio giving the person certain performance-related fees; and

         11. Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.


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                           "SECURITY" OR "SECURITIES"

"Security" or "Securities" means note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares of open and closed-end investment companies, including those of open-end ETF shares and UIT ETF shares, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, the terms Security and Securities shall also include any financial instrument whose value is determined by reference to a Security or Securities, as defined above (including futures, options on futures, swaps and forward contracts).

                        "PURCHASE OR SALE OF A SECURITY"

Purchase or Sale of a Security means any direct or indirect acquisition or disposition of a Beneficial Interest in a Security, including, among other things, the writing of an option to purchase or sell a Security or entering into any other contract for the purchase or sale of such Security, whether or not such contract is conditioned upon intervening events.

                       "MATERIAL NON-PUBLIC INFORMATION"

"Material Non-Public Information" is any information about a company or a Security, that is not publicly available and that a reasonable investor would consider material when making an investment decision, or information that is reasonably likely to have an effect on the price of a Security.

Information should generally be considered to be "material" if it relates to, for example: significant changes in financial condition, proposed dividend increases or decreases, significant deviations from analysts' earnings estimates, significant changes in previously released earnings estimates by the issuer, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management developments or purchase or sale of substantial assets. Information concerning any changes of the type described in the preceding sentence, even if such change is not significant, may also be "material" in some instances.

Information should generally be considered to be "Non-Public" if (1) it was received under circumstances that indicate that it is not yet in general circulation; or (2) if a reasonable person would believe that it was received under an explicit or implicit

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obligation not to disclose the information. Facts indicating that information is generally available include, for example, the announcement of the information on the broad tape or by The Wall Street Journal or trade publications, together with the passage of sufficient time for the market to have absorbed the information.

Material Non-Public Information is sometimes referred to as "inside information," meaning that the information was obtained directly or indirectly from the issuer (including the issuer's partners, directors, officers, or employees, generally, "insiders") to whom it relates. However, Material Non-Public Information does not have to be obtained from the issuer (or its insiders) to which such information pertains. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Whether specific information constitutes Material Non-Public Information or Inside Information may be difficult to determine, and in cases of doubt the Compliance Officer should be consulted.

                           "POLITICAL CONTRIBUTIONS"

Political contributions are defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

         o The purpose of influencing any election for federal, state, or local office.
         o The payment of debt incurred in connection with any such election.
         o Transition or inaugural expenses incurred by a successful candidate for state or local office.

                              "GOVERNMENT ENTITY"

The definition of government entity is any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

         B. INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Any Supervised Person may not acquire, directly or indirectly, any Beneficial Interest in a Security in connection with an initial public offering ("IPO") or a limited offering of that Security. The term limited offering includes any offering that is exempt from registration under the Securities Act of 1933.

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         C. MATERIAL NON-PUBLIC INFORMATION

Fairpointe Capital LLC believes misuse of material non-public information in trading Securities is detrimental to the securities industry and the investing public. Therefore, Fairpointe Capital LLC maintains and enforces written policies and procedures, reasonably designed and taking into consideration the nature of our business to prevent the misuse of material non-public information by any of our officers, directors and employees.

Purchasing, selling or engaging in a transaction involving any Security on the basis of Material Nonpublic Information or communication of such information is unlawful and may constitute a criminal act, subjecting the person committing such violation and Fairpointe Capital LLC to criminal and civil sanctions. Fairpointe Capital LLC's officers, directors, employees and other Supervised Persons shall not, for the benefit of Fairpointe Capital LLC, him or herself, any Client, or any other person, either directly or indirectly, trade or recommend trading on the basis of Material Non-Public Information.

Violation of these restrictions by any Supervised Person is a serious violation of their employment and may subject the Supervised Person to immediate disciplinary action, up to and including termination.

It is the policy of Fairpointe Capital LLC to control access to any Material Non-Public Information that it may receive. Whenever an officer, director employee or other Supervised Person of Fairpointe Capital LLC believes that he/she may be aware of Material Non-Public Information about a Security or a company, he/she shall immediately advise the Compliance Officer, and shall not
(1) trade in or recommend trading in that Security (or related Securities) or any other Security issued by that company unless expressly permitted to do so by the Compliance Officer; or (2) divulge such information to persons other than to the Compliance Officer unless expressly permitted to do so by the Compliance Officer. If he/she has any question at all as to whether the information is material or whether it is inside and not public information, he/she must resolve the question or questions before trading, recommending trading or divulging the information.

In no event shall a Supervised Person disclose any Material Non-Public Information to any third party or Client. In no event shall a Supervised Person disregard the restrictions on insider trading imposed by the Federal securities laws.

         D. NONDISCLOSURE OF CLIENT INFORMATION

No officer, director or employee of Fairpointe Capital LLC shall disclose the identity, investments, portfolio positions or transactions or other confidential investment information regarding any Client (other than to that Client or at its direction) unless the Compliance Officer has approved such disclosure. This prohibition shall not apply to

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any disclosure required by law or disclosures to brokers, custodians and other parties as necessary to perform discretionary advisory services. With respect to clients that are registered investment companies, officers, directors and employees may not disclose portfolio holdings or characteristics of the fund except in accordance with the fund's policies regarding disclosure of portfolio holdings information.

         E. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Supervised Persons are not permitted to buy equity securities, including Initial Public Offerings, (with the exception of mutual funds, closed end funds and ETFs) in a personal trading account. Supervised Persons must pre-clear any sales of equity securities in a personal trading account. The following security transactions must be pre-cleared by the Compliance Officer prior to purchase or sale of:

         o        a fixed income security
         o        a Private Placement

An email or the pre-clearance trading form should be sent to the Chief Compliance Officer, or trader if she is unavailable, with details of the transaction. Pre-clearance is valid and in effect only until the end of the next business day following the day pre-clearance is given. The pre-clearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being pre-cleared.

If the Supervised Person has a brokerage account that is actively managed by an investment advisor who makes all the trading decisions, equity securities would be permitted. The Supervised Person will not be allowed to direct any trading in such account.
If the Supervised Person wishes to invest in the Fairpointe Focused Equity LLC
(FFE) that is actively managed by investment advisors who will make all the trading decisions, equity securities would be permitted. The Supervised Person will not be allowed to direct any trading in the FFE.

         F. PERSONAL INVESTMENT HOLDINGS AND TRANSACTION REPORTS

Upon the commencement of employment with Fairpointe Capital LLC, and annually thereafter, each Supervised Person shall file a disclosure of his or her current outside brokerage accounts, including the disclosure of other investments not held at a brokerage firm, (e.g., participation in limited partnerships, private placements, joint ventures, etc.) and shall disclose whether they are an owner, director, officer or partner of an organization unaffiliated with the firm.

Every Supervised Person shall file with the Compliance Officer a quarterly report of all transactions in a Security. A Supervised Person shall not be required to include on such quarterly report (i) transactions effected through an automatic investment plan in which regular periodic purchases or withdrawals are made automatically in or from investment

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accounts in accordance with a pre-determined schedule and allocation (such as
Fairpointe Capital LLC's 401 (k) Plan or a dividend reinvestment plan), (ii) Securities held in accounts over which the Supervised Person had no direct or indirect influence or control, (iii) Securities that are direct obligations of the Government of the United States, (iv) money market instruments, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (v) shares of money market funds; (vi) shares issued by open-end investment companies, other than exchange-traded funds or open-end funds managed by Fairpointe Capital LLC; and (vii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, other than the types of open-end funds that are excepted in (vi) above.

Such quarterly reports shall be submitted to the Compliance Officer not later than thirty (30) calendar days after the end of each calendar quarter.

In addition to the quarterly reports, every new Supervised Person shall file with the Compliance Officer an Initial Holdings Report no later than ten (10) calendar days after such person first became a Supervised Person. This initial holdings report must contain information as of a date no more than forty-five
(45) days prior to the date the employee becomes a Supervised Person, and must include, among other things, (i) the name, number of shares, and principal amount of each Security (except Non-covered Securities) in which such person has direct or indirect beneficial ownership and (ii) the name of any broker, dealer or bank with whom such person maintains an account in which any Securities are held for the direct or indirect beneficial interest of such person. Each Supervised Person shall update his or her holding report as of December 31, each year, and submit such report to the Compliance Officer not later than February 14.

The Compliance Officer shall review the Securities transactions for each Supervised Person quarterly.

Each Supervised Person shall update their current outside brokerage accounts, including the disclosure of other investments not held at a brokerage firm, (e.g., participation in limited partnerships, private placements, joint ventures, etc.). The Supervised Person shall seek written consent from the Compliance Officer prior to becoming an owner, director, officer or partner of an organization unaffiliated with the firm and update any changes in status to such outside activities.

         G. CONFLICTS OF INTEREST AND GENERAL CODE OF CONDUCT

All officers, directors, employees and other Supervised Persons have an affirmative duty to disclose actual or potential conflicts of interests to the Chief Compliance Officer promptly. Without limiting the foregoing:

(1) Supervised Persons shall disclose any conflicts or personal interests in any third party service provider with respect to which such person negotiates or makes decision with respect to on behalf of the firm.

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(2) Supervised Persons shall not accept gifts, entertainment, favors, or referral or other fees from any third party that is valued at over $250 without the prior consent of the Chief Compliance Officer. Any business entertainment that the Supervised Person attends with a third party that is not considered extravagant does not need prior consent by the Compliance Officer. All gifts to Supervised Persons shall be disclosed on a quarterly basis.

(3) Supervised Persons shall not accept any directorship in any publicly traded company or otherwise engage in any outside business activity without the prior consent of the Chief Compliance Officer. Outside business activities do not include activities in the nature of personal hobbies.

         H. POLICY REGARDING POLITICAL CONTRIBUTIONS BY FAIRPOINTE EMPLOYEES

As an investment advisory firm, Fairpointe Capital LLC must comply with the SEC Rule 206(4)-5 (the Rule) regarding restrictions on political contributions by investment advisors who do business with government entities. The Rule is aimed at curtailing pay to play practices by investment advisors that seek to manage assets of state and local governments. It is Fairpointe Capital LLC's policy to have all employees obtain pre-approval for all contributions. An email or the political contribution pre-clearance form should be sent to the Chief Compliance Officer with details of the contribution. The Compliance Officer will determine whether the request is permissible based upon the restrictions of the Rule. The employee will be promptly notified in writing whether the request has been approved or not. If employee received approval then they may contribute.

The Chief Compliance Officer is responsible for the recordkeeping rules in Rule 204-2 in regards to the Rule.

Failure to abide by this policy may subject an employee to internal disciplinary action. Violations may also result in a ban on Fairpointe Capital LLC receiving compensation for investment advisory services or may obligate Fairpointe Capital LLC to refund fees received in connection with such investment advisory services as well as subjecting Fairpointe Capital LLC to regulatory sanctions.

The Rule seeks to protect the beneficiaries of invested state and municipal assets, such as pension plans and their participants, by curbing the ability of investment advisers to use political contributions to influence those governmental officials responsible for the hiring of investment advisers.

Under the Rule if an adviser or covered associate of the adviser make political contributions to an official of a government entity who is in a position to influence the award of the government entity's business, then the adviser is prohibited from being compensated for investment advisory services provided to a state or local government entity for two years thereafter.

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The Rule also prohibits investment advisers and their covered associates from making payments, directly or indirectly, to unrelated third parties for the purpose of soliciting government entities for advisory business.

The Rule also prohibits investment advisers and its covered associates from soliciting or coordinating a political contribution to an influential government official or candidate or to a political party of a state or locality where the investment advisor provides or seeks to provide advisory services to a government entity.

The Rule also requires a two-year look-back for all covered associates who solicit clients, but only a six month look-back for new covered associates who do not solicit clients. The look-back period will follow the employee that changes investment advisers to his or her new firm on behalf of investment adviser.

A covered associate can contribute up to $350 per election for an official they are entitled to vote and $150 if they are not entitled to vote for the official.

III. ADMINISTRATION OF THE POLICIES

At least annually, each Supervised Person shall certify in writing to Fairpointe Capital LLC that he/she has received, reviewed and is in compliance with the requirements of Fairpointe Capital LLC's Code of Ethics.

IV. ENFORCEMENT

In event that the Compliance Officer believes any person subject to these Policies may have violated any provision of these Policies she shall give such person an opportunity to explain the circumstances of the potential violation and to supply additional explanatory material. Following a review of such material and any investigation she believes is appropriate; the Compliance Officer shall make a preliminary determination of whether a violation has or may have occurred and report those finds to the Executive Committee for further action, if necessary.

Specifically, if the personal trading policy has been violated and notice provided to the Compliance Officer is within a time frame where a trade break is possible, the Compliance Officer may require the trade to be cancelled.

Upon determination that a violation of these Policies has occurred, the Compliance Officer and Executive Committee may impose sanctions as they deem appropriate under the circumstances.



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V. REPORTING VIOLATIONS

Rule 204A-1 of the Advisers Act requires prompt internal reporting of any violations of these Policies. Any violations of Fairpointe Capital LLC's Code of Ethics must be reported immediately to the Compliance Officer.

On a quarterly basis, the Compliance Officer shall prepare the below information for any fund, registered under the Investment Company Act of 1940, that is advised or sub-advised by Fairpointe Capital LLC:

         1. summary of existing procedures under the Code and any changes in those procedures during the period;

         2. describes issues that arose during the period under the Code including but not limited to information about material violations of the Code and sanctions imposed;

         3. certifies to the Adviser that the Adviser has adopted procedures reasonably necessary to prevent employees who are Covered Persons that are affiliated with the Adviser from violating the Code; and

         4. identifies any changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations; and

         5. on an as-needed or periodic basis, the Chief Compliance Officer shall provide reports to the Adviser.


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                  ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION


I,_______________________________________, acknowledge that I have received and read the Fairpointe Capital LLC Code of Ethics and I have been in compliance with the Code.

Signature______________________________________________ Date___________________





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POLITICAL CONTRIBUTION PRE-CLEARANCE

Employee:_________________________________________________

Type of
Contribution:___________________________________________________________
______________________________________________________________________
______________________________________________________________________

Proposed Date of Contribution:_____________________

Employee Signature_________________________Date________________________

Authorization of Compliance Officer:

_________________________________________Date________________________
Compliance Officer



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                       PERSONAL SECURITIES PRE-CLEARANCE

oPre-clearance is required for any sales of equity securities and purchase or sale of a fixed income security or a Private Placement.

Employee:_________________________________________________

BUY/SALE

Ticker/Cusip:___________________________________

Name of security:______________________________________________________

Shares/Units/Value:____________________________________________________

Employee Signature_________________________Date________________________

Authorization of Compliance Officer:

_________________________________________Date________________________
Compliance Officer




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